SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Section 240.14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             The Netplex Group, Inc.
                (Name of Registrant as Specified in its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5) Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

      (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

      (3)  Filing Party:

          ----------------------------------------------------------------------

      (4)  Date Filed:

          ----------------------------------------------------------------------

                             THE NETPLEX GROUP, INC.
                     1800 ROBERT FULTON DRIVE, SECOND FLOOR
                           RESTON, VIRGINIA 20191-9992

                                   -----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           to be held on June 9, 1999

                                   -----------

To The Shareholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of THE NETPLEX GROUP, INC., a New York corporation ("Netplex" or the "Company"), will be held at the Executive Conference Center, Conference Room 3, 8201 Greensboro Drive, McLean, Virginia 22102, on June 9, 1999, at 10:00 a.m., local time, for the following purposes:

          1. To approve an amendment to our Certificate of Incorporation which would stagger the terms of the members of the Board of Directors so that only one-third of the directors are elected annually;

          2. To elect six (6) members of the Board of Directors to serve for the terms set forth in Proposal I, or if Proposal I is not approved, until the next annual meeting of shareholders and until their successors have been duly elected and qualified;

          3. To authorize the issuance of shares of our common stock to complete a private placement of our securities with certain independent investors and their agent who purchased a prepaid warrant for our common stock;

          4. To authorize the issuance of shares of our common stock on the conversion of the Company's Class C Preferred Stock.

          5. To approve an amendment to our 1992 Incentive and Nonqualified Stock Option Plan in order to increase the maximum number of common shares to be issued under the plan from 3,000,000 to 3,500,000 shares and to vest authority to amend the Plan solely in the Board of Directors; and

          6. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 10, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Only shareholders of record on the stock transfer books of Netplex at the close of business on that date are entitled to notice and to vote at the Meeting.

                       By Order of the Board of Directors



                                ROBERT M. SKELTON
                                Secretary

Dated:  May 11, 1999


             WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING
               YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE
                ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED,
                       WHICH REQUIRES NO POSTAGE IF MAILED
                              IN THE UNITED STATES.

                             THE NETPLEX GROUP, INC.
                     1800 ROBERT FULTON DRIVE, SECOND FLOOR
                           RESTON, VIRGINIA 20191-9992

                                   -----------

                                 PROXY STATEMENT
                                       FOR
                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 9, 1999

                                   -----------


                                  INTRODUCTION

     This Proxy Statement is being furnished to shareholders by the Board of Directors of The Netplex Group, Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies for use at the 1999 Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the Executive Conference Center, Conference Room 3, 8201 Greensboro Drive, McLean, Virginia 22102, on June 9, 1999, at 10:00 a.m., local time, or at any adjournments thereof.

     The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to shareholders is May 13, 1999.

                        RECORD DATE AND VOTING SECURITIES

     Only shareholders of record at the close of business on May 10, 1999, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof. As of the close of business on the Record Date, there were outstanding 11,639,893 shares of the Company's common stock, $.001 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                                VOTING OF PROXIES

     Shares of Common Stock represented by a proxy which is properly executed, duly returned and not revoked (a "Proxy") will be voted in accordance with the instructions contained therein. If no instruction is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) For the approval of the amendment to our Certificate of Incorporation which would stagger the terms of the members of the Board of Directors so that only one-third of the directors are elected annually, (ii) For the election as Directors of the persons who have been nominated by the Board of Directors to serve for the terms set forth in Proposal I, or if Proposal I is not approved, until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified, (iii) For approval of the issuance of Common Stock necessary to complete the private placement to the investors who purchased a prepaid warrant for our Common Stock, (iv) For approval of the issuance of Common Stock on the conversion of the Company's Class C Preferred Stock, (v) For an amendment of the Netplex 1992 Incentive and Nonqualified Stock Option Plan (the "Plan") to provide for the increase in the number of shares of Common Stock authorized for issuance pursuant to the Plan from 3,000,000 to 3,500,000 and to vest authority to amend the Plan solely in the Board of Directors, and (vi) at the discretion of the person or persons voting the Proxy with respect to any other matter that may properly be brought before the Meeting. The execution of a Proxy will in no way affect a shareholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a shareholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented at the Meeting, or if the shareholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made personally or by telephone, or telegraph by officers, directors and employees of the Company. The Company will, upon request, reimburse banks, brokerage firms and other custodians for their reasonable expenses in sending soliciting material to the beneficial owner of shares of Common Stock.

                               SECURITY OWNERSHIP

The following table sets forth information concerning ownership of the Company's Common Stock, as of March 31, 1999, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each nominee for Director, each executive officer, and by all directors and executive officers of the Company as a group.

                                                                      Number of Shares of Common Stock
         Name of Beneficial Owner                                          Beneficially Owned (1)
                                                                    Number                        Percent
                                                                    ------                        -------
Gene Zaino                                                         1,938,350(2)                    16.0%
The Netplex Group, Inc.
1800 Robert Fulton Drive, Second Floor
Reston, Virginia  20191-9992

                                                                      Number of Shares of Common Stock
         Name of Beneficial Owner                                          Beneficially Owned (1)
                                                                    Number                        Percent
                                                                    ------                        -------

Zanett Lombardier, Ltd.                                            1,076,040(3)                     9.5%
Tower 49 31st Floor
12 E. 49th Street
New York, NY 10021

The viaLink Company                                                 643,770                         6.3%
13800 Benson Road
Edmond, OK 28227

Goldman Sachs Performance Partners LP                               591,444(4)                      5.5%
c/o Commodities Corporation LLC
701 Mount Lucas Road
CN 850

Princeton, NJ 08540
The Estate of John Thompson                                         585,716(5)                      5.5%
1800 Robert Fulton Drive
Second Floor
Reston, Virginia 20191

Robert Skelton                                                        71,918(6)                      *

Richard Goldstein                                                     30,000(7)                      *

Deborah Novick                                                        16,250(8)                      *

Steve Hanau                                                           15,000                         *

J. Alan Lindauer                                                           0                         -

Walton E. Bell, III                                                        0(9)                      -

Pamela Fredette                                                            0                         -

All directors and                                                 2,113,218(10)                    17.3%
   executive officers as a
   Group (8 persons)

----------
*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and, unless otherwise indicated, includes sole voting and investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the outstanding Common Stock beneficially owned by the person holding such options or warrants but are not deemed outstanding for computing the percentage beneficially owned by any other person. Based solely on a review of Schedules 13G and 13D that have been filed and delivered to the Company, the Company is not aware of any 5% beneficial holders of its Common Stock, other than the persons specified in the table above.

(2) Includes 673,420 shares of Common Stock, subject to currently exercisable options or warrants.

(3) Includes 1,065,836 shares of Common Stock subject to currently exercisable warrants.

(4) Consists of 539,310 shares of Common Stock subject to a currently exercisable prepaid warrant and 52,134 shares of Common Stock subject to a currently exercisable incentive warrant.

(5) Includes 385,194 shares of Common Stock subject to currently exercisable options or warrants.

(6) Includes 70,000 shares of Common Stock subject to currently exercisable options.

(7) Includes 15,000 shares of Common Stock subject to currently exercisable options.

(8) Consists of 16,250 shares of Common Stock subject to currently exercisable options or warrants.

(9) Started July 1, 1998 and holds options to purchase 100,000 shares of Common Stock, none of which are currently exercisable.

(10) Includes 774,670 shares of Common Stock subject to options or warrants.

Executive Officers

The following table sets forth the names and ages of all executive officers, the positions and offices with the Company held by each executive officer and the period served:

Name                   Age     Title                                  Period Served
----                   ---     -----                                  -------------
Gene Zaino             41      Chief Executive Officer, and           1995 - present
                               Chairman
Pamela Fredette        47      President                              1999 - present

Robert M. Skelton      37      Vice President - Corporate             1996 - present
                               Development, General Counsel and
                               Secretary
Walton E. Bell, III    57      Chief Financial Officer and            1998 - present
                               Treasurer

Information concerning Mr. Zaino and Ms. Fredette is provided under "Election Of Directors."

Robert M. Skelton joined the Company as its Vice President of Human Resources and General Counsel in September 1996 and became its Secretary in November 1996. From November 1990 to June 1996, Mr. Skelton served in similar capacities for Central Atlantic Toyota Distributors, Inc. and Quality Port Processors, Inc., subsidiaries of Toyota Motor Sales, USA. From July 1986 through October 1990, Mr. Skelton was an attorney with the law firm of Webster, Chamberlain & Bean in Washington D.C. Mr. Skelton holds a Bachelor of Arts in Political Science and Modern Language from Union College and a Juris Doctor from George Washington University. Mr. Skelton is an attorney and a member of the District of Columbia, Maryland, and Virginia Bars.

Walton E. Bell, III joined the Company in June 1998 as its Chief Financial Officer and became its Treasurer in August 1998. Prior thereto, he was the Chief Financial Officer of Boat US from 1995 to 1998. Prior thereto, Mr. Bell was the Chief Financial Officer of A.J. Dwoskin & Associates, Inc. from 1993 to 1995. From 1987 to 1993, Mr. Bell was the Chief Executive Officer of Sector Technology, Inc. Mr. Bell also spent 22 years with Arthur Andersen (from 1966 to
1987) achieving partner status and establishing a microcomputer-consulting group. Mr. Bell holds a Bachelor of Science Degree in Accounting from Abilene Christian College in Abilene, Texas, and is a Certified Public Accountant.

Frank Lagattuta was a director of the Company from 1997 to 1999 and was its Chief Operating Officer in 1998 and 1999. Mr. Lagattuta declined to stand for re-election to the Board and has therefore resigned as Vice President, Chief Operating Officer and director of the Company. Mr. Lagattuta continues to be employed as a senior manager of the Company and will continue to direct the Company's operations.

Certain Related Transactions

In January 1997, on the occasion of its move from New York to McLean, Virginia, the Company loaned $150,000 to Gene Zaino, its chief executive officer, for relocation expenses. The loan bears interest at 8% per annum and is due in January 2002. The amount is classified as long-term debt on the Company's consolidated balance sheet at December 31, 1998. At December 31, 1997, the outstanding amount due on the loan was approximately $161,000 which was the largest aggregate amount outstanding at any time during 1997. At December 31, 1998, the outstanding amount due under the loan was approximately $175,000, including approximately $25,000 in accrued interest, which was the largest aggregate amount outstanding at any time during 1998.

Ms. Novick, who is presently a director of the Company is a Senior Vice President of GKN Securities Corp., which acted as placement agent of a 1996 private placement of $3,500,000 Class A Convertible Preferred Shares consummated by the Company in 1996. The Company paid GKN Securities Corp. $432,500 in fees associated with the completion of this transaction.

Mr. Lindauer, who is presently a director of the Company, is a director of Waterside Capital Corporation as well as its President and Chief Executive Officer. Waterside Capital Corporation is the holder of Class C Preferred Shares and also lent the Company $800,000 under a subordinated note in February 1999. The note has a five year term and bears interest at the rate of 14% per annum.

The Company contracted with an entity owned by Scott Pogoda, then the beneficial owner of more than 5% of the Company's outstanding Common Stock, for the development of certain software used in the Company's technical staffing operations. The Company paid such entity $150,000 in 1996. Mr. Pogoda currently owns less than 5% of the Company's outstanding Common Stock.

Committees

     The Company has the following standing committees: an Audit Committee, a Compensation Committee and a Stock Option Committee. The Company does not have a Nominating Committee. The functions normally performed by a Nominating Committee are performed by the Board of Directors. The Board will not consider nominations from security holders. The Audit Committee is comprised of Richard Goldstein and Deborah S. Novick and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is comprised of Richard Goldstein and Steven Hanau, recommends to the Board of Directors compensation for the Company's Chief Executive Officer and other executive officers. The Stock Option Committee administers the Company's 1992 Incentive and Nonqualified Stock Option Plan, and its 1995 Stock Option Plan for Consultants. The members of the Stock Option Committee are Steven Hanau and Richard Goldstein. Messrs. Hanau and Goldstein and Ms. Novick are independent directors.

     During the fiscal year ended December 31, 1998, the Board of Directors, the Compensation Committee, the Stock Option Committee and the Audit Committee each held four meetings. Each of the directors attended no less than 75% of the meetings of the Board of Directors and each committee to which such director was assigned. From time to time, the Board acted by unanimous written consent pursuant to the laws of the State of New York.

Compensation of Directors and Executive Officers

     Members of the Board of Directors are not paid to attend meetings; however, each member receives 15,000 options to purchase the Common Stock when the member is first elected to the Board. Beginning in 1999, each member who serves for more than two years will receive an additional 10,000 options for each year of service beyond two years.

     The following table sets forth, for the fiscal years indicated, all compensation the Company paid to Gene Zaino, President and Chief Executive Officer and Robert M. Skelton, Vice President - Corporate Development, General Counsel and Secretary. In June 1996, the Company then called CompLink merged with The Netplex Group, Inc. and America's Work Exchange, Inc. and changed its name to The Netplex Group, Inc. Compensation paid for periods prior to June 1996 constitutes compensation paid by such predecessor companies. The Company had no executive officers, other than Mr. Zaino and Mr. Skelton, whose salary and bonus exceeded $100,000 for the year ended December 31, 1998.

Summary Compensation Table

                                                        Long-Term
                                                       Compensation
                               Annual Compensation        Awards
                               -------------------        ------
                                                        Securities
Name and Principal Position   Fiscal                    Underlying            All Other
---------------------------    Year     Salary($)       Options(#)         Compensation($)
                               ----     ---------       ----------         ---------------
Gene Zaino, President(1)       1998     $140,747                             $ 15,000
                               1997     $130,000        600,000(3)           $  4,563
                               1996     $116,423                             $ 27,125(2)
Robert Skelton, Secretary      1998     $101,988                             $ 11,000
                               1997     $100,000         70,000(3)           $  2,903
                               1996     $ 32,731         50,000(3)           $  2,000

----------
(1) Mr. Zaino is employed under an employment agreement pursuant to which he is paid a base salary of $130,000, which was increased by the Board in 1998 to $163,000 per annum. See "Executive Compensation -- Employment and Related Agreements."

(2) Mr. Zaino received $5,425 per month from December 1995 through May 1996 pursuant to a consulting agreement with the Company.

(3) Options to purchase 600,000 shares issued to Mr. Zaino in 1995 under the 1992 Incentive and Nonqualified Stock Option Plan were canceled in December 1997. Options to purchase 600,000 shares were issued immediately thereafter at a lower exercise price. None of Mr. Zaino's options have been exercised and 300,000 are vested as of December 31, 1998. Options to purchase 70,000 shares granted to Mr. Skelton in 1996 and 1997 under the Plan were canceled in December 1997 and options to purchase 70,000 shares were issued immediately thereafter to Mr. Skelton at a lower exercise price. None of Mr. Skelton's options have been exercised and 35,000 shares are vested as of December 31, 1998. Mr. Skelton's employment with the Company commenced in 1996.

Aggregated Option Exercises and Fiscal Year-end Option Values

                            Number of Securities
                                 Underlying             Value of Unexercised In-The-Money
                           Unexercised Options at                   Options at
                            December 31, 1998(1)             December 31, 1998($)(1)
                            --------------------             -----------------------
         Name                  Exercisable/                        Exercisable/
         ----                  Unexercisable                      Unexercisable
                               -------------                      -------------
Gene Zaino                 300,000      300,000            $27,900           $27,900
Robert Skelton              35,000       35,000            $ 3,255           $ 3,255

----------
(1) At December 31, 1998 the closing price of the Company's Common Stock on the Nasdaq SmallCap Market was $1.063.

Employment and Related Agreements

     Mr. Zaino is employed under a three-year employment agreement, effective as of June 7, 1996, pursuant to which he is paid a base salary of $130,000 per annum, which was increased by the Company's Board in 1998 to $163,000. Mr. Zaino is also entitled to receive an annual bonus based on the financial and operating performance of the Company. Mr. Zaino may also receive an annual bonus at the sole discretion of the Board, based upon the financial and operating performance of the Company, which shall not exceed 60% of base salary.

     The Company has obtained and is the beneficiary under a key-person life insurance policy for $1 million on Mr. Zaino.

Report Of The Compensation Committee

     Overall Policy

     The Board of Directors of the Company establishes the overall goals and objectives of the Company and the policies to be followed in pursuing those goals and objectives, including the selection of necessary key management personnel, and auditing the performance of those personnel. The major responsibility for assisting in satisfying the compensatory aspect of the overall supervisory duty of the Board rests with the Compensation Committee. The membership of the Compensation Committee (collectively the "Committee") is composed of independent non-employee directors who do not participate in any executive compensation plan. In order to achieve the overall goals and objectives of the Company, and recognizing the interest of the shareholders in that achievement, the Committee has developed and maintains an executive compensation policy based on a philosophy that links executive compensation to individual and corporate performance, and return to shareholders. This policy enables the Company to attract and retain highly motivated executive personnel of outstanding ability and initiative, and creates an identity of interests between executives and the Company's shareholders. The Company's executive compensation plan consists of basic cash compensation, the opportunity for annual cash incentive compensation, based on individual and corporate performance, and continuing stock-based compensation, geared to corporate performance. The Committee administers the Company's cash incentive compensation policy and also comprises the Company's Stock Option Committee, which administers the provisions of the stock-based compensation plan. The Committee takes various factors into consideration when establishing and reviewing executive compensation. There follows an explanation of general principles governing basic cash compensation, annual cash incentive compensation, stock-based incentive compensation and the factors considered in establishing basic cash compensation for 1998.

     Basic Cash Compensation

     The Committee, in determining basic cash compensation of the executive officers of the Company, considers corporate profitability, financial condition and the planned compensation budget for the Company. The

Committee also considers the performance and compensation levels of other companies as more fully set forth under the caption "1998 Compensation". The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on compensation fair to the Company, its shareholders and its executive officers. Under an executive employment agreement, the basic cash compensation of Mr. Zaino is no less than $130,000 per year, which was increased by the Board in 1998 to $163,000.

     Annual Cash Incentive Compensation

     In addition to basic cash compensation, the Committee, has developed an informal annual cash incentive compensation policy, which is based on corporate profitability, financial condition, the planned compensation budget for the Company and subjective appraisal by the Committee, with the advice of the President, of the executive officer's performance. The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on incentive compensation that is fair to the Company, its shareholders and its executive officers. All four of the current executive officers of the Company are considered by the Committee to have responsibilities that directly affect corporate performance and profitability and, accordingly, are currently eligible to receive cash incentive compensation. Specific awards are chosen annually by the Committee. To date, the Committee has not awarded cash incentive compensation. Cash incentive compensation paid to those executive officers named in the Summary Compensation Table will be reflected in the Table under the caption "Bonus."

     Stock-Based Incentive Compensation

     The 1992 Incentive and Nonqualified Stock Option Plan is designed to create a common interest between key employees, including executive officers, and shareholders on a long-term basis. Its purpose is to encourage participants to maintain and increase their proprietary interests as shareholders in the Company and to benefit from the long-term performance of the Company. The Committee believes that a close linking of shareholder and key employee interests through the grant of stock options is important to the continuing success of the Company because stock options have no realizable value unless the price of the Common Stock increases. The exercise price of the stock options equals the market price of the Common Stock on the date of grant and the options have a ten year life. The Plan is administered by the Committee, which comprises the Company's Stock Option Committee. The Committee employs the same principles with respect to stock-based incentive compensation as it does with respect to grants of cash incentive compensation.

     1998 Compensation

     The Committee, in determining the 1998 basic cash compensation of the executive officers of the Company, considered the factors described in this Report. Gene Zaino is Chairman of the Board, President and Chief Executive Officer of the Company and, as such, has the ultimate management responsibility for the strategic direction, performance, operating results and financial condition of the Company, and the execution of corporate policies and procedures. In 1998, Frank C. Lagattuta served as Vice President and Chief Operating Officer, Robert M.

Skelton served as Vice President--Corporate Development, General Counsel and Secretary and Walton E. Bell, III served as Chief Financial Officer and Treasurer. The 1998 basic cash compensation of Mr. Zaino was initially set at $130,000 pursuant to his employment agreement with the Company, and was increased at the Board's discretion in 1998 to $163,000. In determining Mr. Zaino's increase and in setting the basic cash compensation of Messrs. Lagattuta, Skelton and Bell, the Committee considered the 1997 earnings of the Company and other indicia of the Company's financial performance and comparable information for other companies in the Company's peer group. Further, the Committee was aware that no cash incentive compensation payments to such executive officers would be made in 1998 attributable to 1997 performance under the Committee's annual cash incentive compensation policy and the extent to which outstanding performance-based options under the 1992 Incentive and Nonqualified Stock Option Plan would become exercisable in 1998. In determining the 1998 cash and stock-based incentive compensation for Messrs. Zaino, Lagattuta, Skelton and Bell, the Committee considered the 1998 earnings of the Company, other indicia of the Company's financial performance and comparable information for other companies in the Company's peer group. The Committee did not award any cash or stock-based incentive compensation to executive officers for 1998 performance.

                                              /s/ THE COMPENSATION COMMITTEE

                                              Richard Goldstein
                                              Steven Hanau


Performance Graph

     The following graph demonstrates a comparison of cumulative total returns based upon an initial investment of $100.00 in the Company's Common Stock as compared with the Hambrecht & Quist Technology Index and the Nasdaq Stock Market-U.S. Index. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects the Company's relative stock price on December 30, 1994, December 29, 1995, December 31, 1996, December 31, 1997, and December 31, 1998.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

--------------------------------------------------------------------------------
                             Cumulative Total Return
--------------------------------------------------------------------------------
                                   Netplex          Nasdaq            H&Q
                                                                   Technology
                                                                     Index
December 30, 1994                  $100.00          $100.00          $100.00
December 29, 1995                   $61.76          $139.92          $149.08
December 31, 1996                   $76.47          $171.69          $185.04
December 31, 1997                   $22.06          $208.83          $216.24
December 31, 1998                   $25.00          $291.60          $336.03

THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE 'SOLICITING MATERIAL' OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

Auditors

     For the year ending December 31, 1998, KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, examined the financial statements of the Company. The Company's Audit Committee and the Board of Directors have determined that sound business practices require the Company to consider periodically whether the Company can reduce its overall accounting costs, while maintaining or enhancing the efficiency and effectiveness of the audit process, by seeking competitive proposals on its accounting work. After reviewing any proposals received, including a proposal from KPMG, the Audit Committee will make a recommendation to the Board of Directors, on the appointment of independent public accountants for the year ending December 31, 1999.

     During 1998, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. A representative of KPMG is expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement and to respond to appropriate questions from shareholders.

PROPOSAL I - APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION WHICH WOULD STAGGER THE TERMS OF THE BOARD OF DIRECTORS SO THAT ONLY ONE-THIRD OF THE DIRECTORS ARE ELECTED ANNUALLY.

General

     The Board has determined that an amendment to the Company's Certificate of Incorporation concerning the terms of office of members of the Board is advisable and unanimously recommends to the shareholders that such amendment be adopted. In general, the proposed amendment would provide for staggered terms for Board members. The Board recommends the proposed amendment (the "Staggered Board Proposal") because it believes that the Company benefits from continuity of membership on the Board and because the Board believes that it discourages attempts by hostile companies or groups to take over the Board and the Company by means of a proxy contest. In addition, the Staggered Board Proposal would enable the Company to obtain commitments for Board service for periods longer than one year. The overall effect of the Staggered Board Proposal would be to render more difficult the accomplishment of certain acquisitions of control by hostile third parties. At the same time, such amendment would make more difficult the removal of current management and the Board and may have other anti-takeover effects, both favorable and unfavorable, to Company shareholders.

Current Certificate Of Incorporation And Bylaws

     The Company's Certificate of Incorporation as currently in effect does not contain any provisions with respect to the term of service of directors and does not contain any provisions concerning the removal of directors or the Board. Currently, the election and removal of directors is governed by the Company's Bylaws, which provide that the number of directors may be fixed from time to time by action of the shareholders or the directors provided the number shall be at least three. The shareholders and directors have increased the number of directors to six. Each director serves until the expiration of the term for which he or she is elected, and until his or her successor has been elected and qualified. Subject to the provisions of Section 706 of the New York Business Corporation Law ("BCL"), any or all of the directors may be removed for cause by vote of the shareholders or by action of the Board of Directors, or without cause by vote of the shareholders. Because the directors will be directly affected by the Staggered Board Proposal, they may be deemed to have an interest in the outcome of such proposal.

Proposed Amendments

     The Board of Directors has approved, subject to shareholder approval, the Staggered Board Proposal. The Company's directors are currently elected annually to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If the Staggered Board Proposal is approved by the shareholders, Directors will be elected for three-year terms, with approximately one-third of such directors elected each year; except that in the first year of such classifications, each initial director in Class I shall hold office for a term expiring at the 2000 annual meeting of shareholders; each initial director in Class II shall hold office for a term expiring at the 2001 annual meeting of shareholders; and each initial director in Class III shall hold office for a term expiring at the 2002 annual meeting of shareholders. In the event that the shareholders do not approve the Staggered Board Amendment, the directors elected at the Meeting will continue to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify. The text of the Certificate of Incorporation as it would read assuming adoption of the Staggered Board Proposal is set forth as Exhibit A attached hereto. Shareholders are urged to read carefully the following material, as well as Exhibit A, as they involve matters of particular importance.

Considerations In Support Of The Staggered Board Proposal

     The Board believes that the Staggered Board Proposal will enhance its ability to protect shareholders against attempts to acquire control of the Company by means of unfair or abusive tactics that exist in many unsolicited takeover attempts. The Staggered Board Proposal would encourage persons seeking to acquire control of the Company to engage in good faith, arms-length negotiations with the Board regarding the structure of their proposal, rather than waging a hostile proxy contest, and would permit the Board to engage in such negotiations from a stronger position. In addition, the Staggered Board Proposal would facilitate the Company's attracting and retaining qualified Board members and hiring and retaining competent management personnel by increasing the likelihood of a stable employment environment. The Company also believes that ensuring continuity of service among the Board members and three-year commitments for Board service is desirable, and helps assure continuity and stability of the Company's business strategies and policies. Since at least two shareholder meetings will generally be required to effect a change in control of the Board, a majority of directors at any given time will have prior experience as directors of the Company. This is particularly important to a relatively small, growth-oriented organization, such as the Company. In view of the foregoing, the Board feels that adoption of the Staggered Board Proposal is appropriate.

Other Considerations

     The Staggered Board Proposal could be deemed to have an anti-takeover effect since it may deter certain third parties from initiating proxy contests or from acquiring substantial blocks of the Common Stock. Such proxy contests and acquisitions of substantial blocks of Common Stock tend to increase, at least temporarily, market prices for the Common Stock. A potential acquirer may not proceed with a tender offer because it would be unable to obtain control of the Company's Board of Directors for a period of at least two years. No more than one-third of the sitting Board of Directors would be up for election at any annual meeting of shareholders. Consequently, if the Staggered Board Proposal is approved, Company shareholders could be deprived of temporary opportunities to sell their shares at higher market prices. Moreover, by possibly deterring proxy contests or acquisitions of substantial blocks of the Common Stock, the Staggered Board Proposal might have the incidental effect of inhibiting certain changes in incumbent management, some or all of whom may be replaced in the course of a change in control.

Vote Required

     The adoption of the Staggered Board Proposal requires the affirmative vote of not less than a majority of the votes entitled to be cast by all holders of shares of Common Stock of the Company issued and outstanding on the Record Date. Broker non-votes and proxies marked "abstain" will be counted towards a quorum and will have the effect of a vote against the Staggered Board Proposal. If the Staggered Board Proposal is approved by the shareholders, it will become effective upon filing and recording of a Certificate of Amendment as required by the BCL.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION WHICH WOULD STAGGER THE TERMS OF THE BOARD OF DIRECTORS SO THAT ONLY ONE-THIRD OF THE DIRECTORS ARE ELECTED ANNUALLY.

PROPOSAL II - ELECTION OF SIX (6) MEMBERS OF THE BOARD OF DIRECTORS TO SERVE FOR THE TERMS SET FORTH IN PROPOSAL I, OR IF PROPOSAL I IS NOT APPROVED, UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

     At the Meeting, six directors will be elected by the shareholders to serve for the terms set forth in Proposal I (unless the proposal is defeated, in which case they will serve until the next annual meeting of shareholders), and until their successors are duly elected and qualify. Unless otherwise specified, all Proxies received will be voted in favor of the election of Gene Zaino, Deborah
S. Novick , Richard Goldstein, J. Alan Lindauer, Steven L. Hanau, and Pamela Fredette. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, no substitute candidate will be selected and the Proxies will be voted only in favor of those nominees still standing for election. The following table sets forth the ages of the nominees for director and the positions they currently hold with the Company:

Name                      Age       Class     Position                      A Director Since
----                      ---       -----     --------                      ----------------
Gene Zaino                41        III       Chief Executive Officer           1995
                                              and Chairman
Deborah S. Novick*        34        II        Director                          1995
Richard Goldstein         52        III       Director                          1996
Steven L. Hanau           54        II        Director                          1998
J. Alan Lindauer**        59        I         Director                          1998
Pamela Fredette           47        I         President and Nominee             N/A

----------
*Ms. Novick has been nominated pursuant to the 1996 Private Placement Agreement with GKN Securities, Inc.

**Mr. Lindauer has been nominated pursuant to the 1998 Private Placement Agreement with Waterside Capital Corporation.

     Gene Zaino has been a director of the Company since August 1995 and became its Chief Executive Officer and Chairman upon completion of the merger with Netplex in June 1996. From November 1995 through the completion of the merger, Mr. Zaino functioned in the capacity of Chief Executive Officer. Mr. Zaino started his career at KPMG L.L.P. in 1980. He was a founding principal of a subsidiary of Evernet Systems, Inc., which was acquired by Control Data Systems, Inc. in 1993. In January 1994, Mr. Zaino developed the business plan that led to the formation of Netplex. Mr. Zaino is a graduate of the University of Pennsylvania's Wharton School of Business and is a Certified Public Accountant.

     Deborah Novick has been a director of the Company since August 1995 and has served in a variety of capacities at GKN Securities Corp., a New York-based investing banking company, since August 1992, including most recently Senior Vice President -- Investment Banking. Prior thereto, Ms. Novick was a Senior Analyst with Value Line, Inc., from August 1989 until August 1992. Ms. Novick holds a Bachelor of Science degree from Cornell University.

     Richard Goldstein has served as a director of the Company since July 1996. Mr. Goldstein has been a Partner of Tocci, Goldstein and Company, L.L.P., a New York City-based C.P.A. firm since 1992. Prior thereto, Mr. Goldstein was a Tax Partner with KPMG LLP. Mr. Goldstein holds a Bachelor of Business Administration in Accounting and Master of Business Administration in Taxation from the City University of New York and is a Certified Public Accountant.

     J. Alan Lindauer became a director of the Company in November 1998. Mr. Lindauer has also been serving as a director of Waterside Capital Corporation since July 1993 and was named as its President and Chief Executive Officer in March 1994. Mr. Lindauer has also served as President of JTL, Inc., since 1986. Also since 1986, Mr. Lindauer has served as a director of Commerce Bank of Virginia. In 1963, Mr. Lindauer started Minute-Man Fuels and managed the Company until 1985. Mr. Lindauer holds a Bachelor of Business Administration in Accounting and a Master of Business Administration from Old Dominion University. He is a Certified Management Consultant.

     Steven Hanau became a director of the Company in July 1998. Mr. Hanau has served as President of Enterprise Services at Wang Global since August 1996. Prior thereto, Mr. Hanau spent eight years at I-NET, becoming its President of Enterprise Services until Wang Global acquired I-NET. Prior thereto, Mr. Hanau spent twenty two years in the U.S. Army, holding high level positions with the Army Chief of Staff and the Office of the Secretary of Defense. Mr. Hanau holds a degree from the United States Military Academy and earned advanced degrees in operations research from Stanford University and in business administration from Long Island University.

     Pamela Fredette is currently the President of the Company. Ms. Fredette was the President of Computer Horizon's solutions group, Horizon Consulting, Inc. from December 1995 through January 1999. Ms. Fredette joined Horizons Consulting in 1993 as a practice director, and was soon promoted to Vice President and then Senior Vice President of Solutions Operations. Prior thereto, Ms. Fredette was the founder and owner of two consulting companies, and she has also held management positions for International Paper Company and Prudential Insurance Company. Ms. Fredette received a bachelor's degree in Liberal Arts from Rutgers University and a master's degree in Computer Science from New Jersey Institute of Technology.

Vote Required

     Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the

Meeting. Broker non-votes and proxies marked "abstain" will be counted towards a quorum but are not considered votes cast in the election of directors.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL III -- TO APPROVE ISSUANCE OF SHARES OF COMMON STOCK OF THE COMPANY TO COMPLETE THE PRIVATE PLACEMENT OF THE COMPANY'S SECURITIES WITH CERTAIN INDEPENDENT INVESTORS AND THEIR AGENT WHICH PURCHASED A PREPAID WARRANT FOR THE COMMON STOCK.

     The following is a description of the terms of a private placement of the Company's securities effected on September 28, 1998. The Company's ability to fulfill its obligations without suffering a penalty necessitates shareholder approval of the issuance of Common Stock required to complete the transaction.

     On September 28, 1998 (the "Closing"), the Company consummated a private placement whereby it issued 1,700 units ("Units"),each consisting of one Prepaid Common Stock Purchase Warrant ("Prepaid Warrants") entitling the holder of the Prepaid Warrant (the "Holder") to acquire such number of shares of Common Stock as is equal to $1,000 divided by an adjustable exercise price (see "Exercise Rights of Prepaid Warrant" below) and (b) warrants (the "Incentive Warrants") to purchase 55.556 shares of Common Stock at an exercise price of $1.3938 per share. The net proceeds of the sale of 1,700 Units ($1,486,990 before Company expenses) have been used for working capital and general corporate purposes. In connection with the sale of the Units, the Company issued to a placement agent and several of the principals of the placement agent, for its services as placement agent, Incentive Warrants to purchase 47,222 shares of Common Stock at an exercise price of $1.3938 per share. In addition to the Incentive Warrants, the placement agent also received a placement agent fee equal to 9.78% of the aggregate gross proceeds received by the Company from the sale of the Units and a non-accountable expense allowance equal to 2.75% of the aggregate gross proceeds received by the Company from the sale of the Units.

     The Company is obligated to register the resale of the Common Stock underlying the Prepaid Warrants and the Incentive Warrants. Until such time as the registration statement relating to such resale is declared effective by the Securities and Exchange Commission, the Holders of the Prepaid Warrants and the Incentive Warrants may not transfer such securities or the Common Stock issuable in connection therewith unless they comply with an exemption from such registration requirements.

     As described herein, pursuant to Marketplace Rule 4310(c)(25)(H) of the NASDAQ Stock Market (the "SmallCap Market"), shareholder approval is required when a company issues common stock in a private placement in excess of 19.9% of the number of shares of common stock outstanding before the issuance at a price which is lower than the higher of book value or market value of the Common Stock. Since the number of shares of Common Stock issuable upon the exercise of the Prepaid Warrants is not determinable, the Company may be required to issue an amount of shares upon the exercise of the Prepaid Warrants and the Incentive Warrants which exceeds the 19.9% limitation. Accordingly, shareholder approval is required to enable the Company to exceed the 19.9% limitation with respect to the issuance of Common Stock underlying the Prepaid Warrants.

     The terms of the Prepaid Warrants, and the Incentive Warrants were determined by the Board of Directors of the Company. A form of each of the Prepaid Warrant and the Incentive Warrant was filed as an exhibit to the Company's Form 10-K for the fiscal year ended December 31, 1998 (the "Form 10-K") and the following summary of the terms of the Prepaid Warrants and the Incentive Warrants are qualified in their entirety by reference to the form of each of the Prepaid Warrant and the Incentive Warrant filed as an exhibit to the Form 10-K, respectively.

     Exercise Rights of Prepaid Warrants. Each Prepaid Warrant is exercised at the option of the Holder into the number of shares of Common Stock determined by dividing the initial purchase price of $1,000 by the "Exercise Price," which is 125% of the fixed exercise price (which initially is $1.3938) during the first year after Closing or the lesser of (a) the fixed exercise price (which initially is $1.3938) and (b) the average of the three (3) lowest closing bid prices for the Common Stock during the twenty (20) consecutive trading days immediately preceding the exercise multiplied by the 80%. If the Company has earnings per share of at least $.01 and the average daily dollar volume of trading in the Common Stock is at least $100,000, the minimum exercise price is $1.00 per share. In addition, the Exercise Percentage will be reduced upon the occurrence of certain events including a 10% reduction in the Exercise Percentage if the Company is unable to obtain shareholder approval of this Proposal on or before June 15, 1999. The Company may also redeem all or a portion of the Prepaid Warrant at any time at an annualized premium of 35%.

         Cap Amount and Default Payment in the Event That the Cap Amount is Not Eliminated. Pursuant to Rule 4310(c)(25)(H) of the Nasdaq SmallCap Market, the Company may not issue more than 2,039,326 shares of Common Stock (19.9% of the total shares of the Company's Common Stock outstanding on the First Closing less the maximum number of shares issuable upon the exercise of all Warrants) without shareholder approval of this Proposal (the "Cap Amount"). The Cap Amount is allocated pro rata among the Holders. If the unissued portion of any Holder's Cap Amount is less than 135% of the number of shares of Common Stock then issuable upon exercise of such Holder's Prepaid Warrant (a "Trading Market Trigger Event") and the Company fails to eliminate the prohibitions that have resulted in the existence of the Cap Amount within 90 days of a Trading Market Trigger Event, the Company is required to make a cash payment (the "Default Amount") as follows: the amount outstanding on the Prepaid Warrant divided by the exercise price of the Prepaid Warrant multiplied by the highest closing bid price of the Common Stock during the period beginning on the date that the Company receives a default notice and ending on the day immediately preceding the date of payment of the Default Amount.

     Other Events of Default For The Prepaid Warrants. If a Holder tenders his or her Prepaid Warrant for exercise and does not receive Common Stock certificates within certain specified periods for all of the shares of Common Stock to which such Holder is entitled (except in certain specified circumstances), then the Holder can receive a default payment and in the event that the Company continues to fail to deliver the certificates, the Exercise Percentage will be further reduced. In addition, Holders can receive the Default Amount upon the occurrence of certain events, including if the Company's Common Stock is not listed for trading on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the SmallCap Market.

     Anti-Dilution Provisions of Prepaid Warrants. The Exercise Price is adjusted if there is a stock split, stock dividend, combination, reclassification or similar event with respect to the Common Stock, if certain distributions with respect to shares of Common Stock are made, if certain purchase rights are distributed and in the event of certain mergers, certain consolidations, sale or transfer of all or substantially all of the Company's assets and certain share exchanges.

     Incentive Warrants. Subject to certain exceptions, the exercise price of the Incentive Warrants is adjusted in the event the Company issues, grants or sells any warrants, rights or options (whether or not immediately exercisable) to purchase Common Stock or securities that are convertible into or exchangeable for Common Stock at a price per share that is not based on a percentage of the market price of the Common Stock ("Fixed Price") or that may be converted into or exchanged for Common Stock at a Fixed Price that is less than the then exercise price of such Incentive Warrants. In such event, the exercise price of the Incentive Warrants is reduced to such Fixed Price and the number of shares issuable on exercise of the Incentive Warrants is adjusted so that it equals the number of shares issuable under the Incentive Warrants immediately prior to the adjustment multiplied by the per share exercise price prior to the adjustment divided by the exercise price after the adjustment.

     In the event of a stock split, stock dividend, recapitalization, reorganization, reclassification or other subdivision of the Common Stock, the exercise price of the Incentive Warrants and the number of shares of Common Stock issuable on exercise of the Incentive Warrants are proportionately adjusted. The exercise price of the Incentive Warrants and the number of shares issuable on exercise are also adjusted in the event of certain mergers and consolidations, in the event of any sale or conveyance of all or substantially all of the Company's assets, in the event of certain distributions of its assets and in the event the Company distributes certain purchase rights.

The Nasdaq Rule

     Rule 4310(c)(25)(H) of the Nasdaq SmallCap Market, which is applicable to the Company because the Company's shares of Common Stock are presently included for quotation on the Nasdaq SmallCap Market sets forth the corporate governance standards for such securities. Section (c)(25)(H) of Rule 4310 provides:

          (i)Each [Nasdaq SmallCap Market] issuer shall require shareholder approval of a plan or arrangement under subparagraph a. below or, prior to the issuance of designated securities under subparagraph b., c., or d. below:

               . . . d. in connection with a transaction other than a public offering involving:

                    1. the sale or issuance by the issuer of common stock (or
               securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or

                    2. the sale or issuance by the company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

     Nasdaq Rule 4310 provides that the limit set forth in subparagraph d. does not apply if a company's shareholders approve the issuance of the securities subject to the rule. In the event shareholder approval is not obtained, the Company will be required to pay to the Holders the Default Amount.

Shareholder Approval

     The Board desires to be able to issue shares of Common Stock in connection with the Prepaid Warrants and on the exercise of the Incentive Warrants without regard to the limits of Nasdaq Rule 4310. The Board believes it would be in the best interests of the Company if the Company could issue such shares of Common Stock to the Holders rather than being required to pay the Default Amount to the Holders of the Prepaid Warrants. The Board believes this provision could result in a forced payment by the Company at a time when the Company might not have, and could not raise, the cash necessary to make such payment. The Board desires to have the ability to retain cash for the use of the Company for other purposes.

     If shareholder approval of this proposal were not obtained and all outstanding warrants under the initial closing were exercised under worst case circumstances that could trigger an event of default, the Default Amount until paid would be the greater of the sum of $1,700,000 plus approximately $1,118 per day or, if the highest Closing Bid price per share exceeds the fixed exercise price of $1.3938 per share, the highest Closing Bid price per share times the 1,219,687 shares of Common Stock subject to exercise plus approximately $1,118 per day.

Vote Required

     The affirmative vote of a majority of the votes cast, in person or by proxy, is required for approval of the issuance of shares of Common Stock to complete the private placement of the Company's securities. Broker non-votes and proxies marked "abstain" with respect to this proposal will be counted towards a quorum but are not considered votes cast.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK OF THE COMPANY TO COMPLETE THE PRIVATE PLACEMENT OF THE COMPANY'S SECURITIES WITH CERTAIN INDEPENDENT INVESTORS AND THEIR AGENT WHO PURCHASED A PREPAID WARRANT FOR THE COMMON STOCK.

PROPOSAL IV - TO APPROVE ISSUANCE OF SHARES OF COMMON STOCK OF THE COMPANY ON THE CONVERSION OF CLASS C CONVERTIBLE PREFERRED SHARES.

     As of September 30, 1998 the Company issued 1,500,000 shares of a new series (Series C) of its previously authorized Preferred Shares to Waterside Capital Corporation for $1.00 a share. The shares were denominated Class C Preferred Stock ("C Preferred Stock"). As a director and officer of Waterside Capital Corporation, Mr. Lindauer may be interested in the outcome of this proposal.

     The proceeds of the sale of the C Preferred Stock was to be used for acquisitions and working capital. Shareholder authorization for the issuance of this Series was not required because the Company's certificate of incorporation gives directors the right to create a series of preferred stock out of the preferred shares which were previously authorized.

     The C Preferred Stock is convertible only after September 30, 2003 or in the event of a change on control of the Company. A change in contro1 as defined as:

     A "change in Control shall be deemed to occur on (x) the date upon which Gene F. Zaino shall cease to be employed by the Company on a full-time basis, (y) the date Gene F. Zaino shall cease to be a director of the Company, or (z) any consolidation, merger, reorganization or other similar transaction with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, or any transaction or series of related transactions do not hold shares possessing a majority of votes in the election of directors immediately after such consolidation, merger or reorganization, or any transaction or series of transactions.

     Moreover, the C Preferred Stock is redeemable by the Company at par at any time after September 30, 1999.

     The number of shares of common stock issuable upon conversion is determined by dividing the $1,500,000 by the 25% of the market price or the Company's common shares at the time of conversion. The market price is the average closing price for the Company's common shares on the Nasdaq Small Cap Market (or if it then on the NASDAQ NMS) over the 20 trading day period preceding notice of conversion. Depending on the market price at the time of conversion there could be issuable to the holder of the Class C Preferred Stock a number of common shares in excess of 19.9% of the number of common shares which the Company had outstanding at the time of the Private Placement of the C Preferred Stock.

     Pursuant to Marketplace Rule 4310(c)(25)(H) of the NASDAQ Stock Market (the "Small Cap Market"). shareholder approval is required when a company issues common stock equal to or more than twenty percent of the number of shares of common stock outstanding before the issuance at a price which is lower than the greater of book value or market value of its common stock. Since the number of shares of Common Stock issuable upon the conversion of the C Preferred Stock is not determinable, the Company may be required to issue an amount of shares upon the conversion which Exceeds the 19.9% limitation. Accordingly, shareholder approval is required to enable the Company to exceed the 19.9% limitation. if necessary, with respect to the issuance of Common Stock on conversion of the C preferred Stock. Nevertheless because of the chance that it could be convertible at a time when the conversion would result in the issuance of more than 19.9% of the Shares outstanding at the time of the private placement of the C Preferred Stock, Management believes it is prudent to obtain shareholder authorization at this time for the issuance of common shares on the occasion of conversion If shareholder approval is not obtained the Company would be in violation of NASDAQ rules.

     Management believes it is essential that it avoid a situation which would cause the Company to violate NASDAQ rules, and consequently recommends a vote FOR authorization to issue common shares on the conversion of C preferred Stock.

Vote Required

     The affirmative vote of a majority of the votes cast, in person or by proxy, is required for approval of the issuance of shares of Common Stock on the Conversion of Preferred Stock.. Broker non-votes and proxies marked "abstain" with respect to this proposal will be counted towards a quorum but are not considered votes cast.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK OF THE COMPANY ON THE CONVERSION OF CLASS C CONVERTIBLE PREFERRED SHARES.

PROPOSAL V - AMENDMENT TO THE 1992 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN IN ORDER TO INCREASE THE MAXIMUM NUMBER OF COMMON SHARES TO BE ISSUED UNDER THE PLAN FROM 3,000,000 TO 3,500,000 SHARES AND TO VEST AUTHORITY TO AMEND THE PLAN SOLELY IN THE BOARD OF DIRECTORS

     The Board of Directors proposes that the shareholders approve an amendment to the 1992 Incentive and Nonqualified Stock Option Plan to increase the number of shares reserved for issuance to employees pursuant to the exercise of options granted under the Plan from 3,000,000 shares of Common Stock to 3,500,000 shares, so that more options can be issued pursuant to the Plan and to vest authority to amend the Plan solely in the Board of Directors.

     The Board of Directors is also permitted to amend the Plan, but currently is not permitted to make any amendment, without the prior approval of the shareholders, that would: materially increase the benefits accruing to the optionees under the Plan; materially modify the requirements as to eligibility for participation in the Plan; decrease the option exercise price to less than 100% of the fair market value on the date of grant thereof; or extend the option term. The requirement to obtain prior shareholder approval in these instances was formerly a condition to the availability of certain exemptive relief from
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") permitted under former Rule 16b-3. Rule 16b-3 has been revised generally to provide such exemptive relief in instances where the Board of Directors has discretion over matters formerly reserved to shareholders. The Board of Directors believes, therefore, that it is appropriate to remove the shareholder approval requirement currently in the Plan and vest authority solely with the Board of Directors to amend the Plan in the future. However, the Board of Directors, in its discretion, may require any amendments to the Plan to be submitted for approval by the shareholders, including, but not limited to, cases in which such approval is deemed necessary for compliance with Section 162(m) or other requirements of the Internal Revenue Code of 1986, as amended, or the requirements of Nasdaq or any listing exchange or to secure exemption from
Section 16(b) of the Exchange Act.

     The purpose of the Plan is to secure for the Company and its shareholders the benefits arising from stock ownership by its employees. The Plan will provide a means whereby employees may purchase shares of Common Stock pursuant to options granted in accordance with the Plan. Any individual who is a full-time employee of the Company or its subsidiaries is eligible to participate in the Plan. The Company currently has approximately 620 full-time employees who are eligible to participate in the Plan. Since employee-directors are eligible to participate in the Plan, Mr. Zaino may be interested in the outcome of this proposal.

     The options have been used as individual performance awards, as incentives to hire and retain talented employees, and as incentives to retain key employees in acquisitions. The Board of Directors believes it is in the Company's and its shareholders' best interests to approve the amendment because it would enable the Company to continue to grant options under the Plan which makes available the additional incentives inherent in the ownership of Common Stock and helps the Company to retain the services of talented employees, and to complete acquisitions. The Company has granted 2,698,926 options to purchase Common Stock to its employees.

Administration of the Plan

     The Plan is administered by the Stock Option Committee of the Board of Directors, which has full and complete authority to adopt such rules and regulations and to make all such other determinations not inconsistent with the Plan as may be necessary for the administration thereof.

     The Stock Option Committee is authorized to amend, suspend or terminate the Plan, except that, unless this proposal is approved by the shareholders, it is not authorized without shareholder approval (except with regard to adjustments resulting from changes in capitalization) to (i) increase the maximum number of shares that may be issued pursuant to the exercise of options granted under the Plan; (ii) change the minimum price per share at which an option may be exercised pursuant to the Plan; (iii) increase the maximum term of any option granted under the Plan; or (iv) permit the granting of options to anyone other than those eligible as set forth in the Plan.

Common Stock Subject to the Plan

     The shares of Common Stock to be issued under the Plan, pursuant to the exercise of options granted thereunder, may be either authorized but unissued shares or reacquired shares. The number of shares of Common Stock reserved for issuance under the Plan will be subject to adjustment to prevent dilution in the event of a stock split, combination of shares, stock dividend or certain other events. If an option granted under the Plan, or any portion thereof, shall expire or terminate for any reason without having been exercised in full, the unpurchased shares of Common Stock covered by such option shall be available for future grants of options.

     The Plan, as proposed, would authorize the issuance of a maximum of 3,500,000 shares of Common Stock, subject to adjustment, pursuant to the exercise of options granted thereunder. The Plan , as proposed, would also authorize the Board of Directors to increase the number of shares which may be issued pursuant to the exercise of options under the Plan without shareholder approval.

Grant of Options

     Options are granted to employees at the discretion of the Stock Option Committee.

Option Price

     The exercise price of each option is the Fair Market Value (as hereinafter defined) for each share of Common Stock subject to an option. Fair Market Value means the closing sales price of the Common Stock as quoted on the Nasdaq SmallCap Market on the date of grant of any option or on the preceding date on which the Common Stock is traded if no shares were traded on the date of grant. If the Common Stock is not quoted on the Nasdaq SmallCap Market, Fair Market Value shall be deemed to be the average of the high bid and asked prices of the Common Stock in the over-the-counter market on the date of grant, or the next preceding date on which the last prices were recorded by the National Quotation Bureau.

Registration of Shares

     If the proposed amendment is approved by the shareholders, the Company intends to file a registration statement under the Securities Act of 1933, as amended, with respect to the additional shares of Common Stock issuable pursuant to the Plan before the end of 1998.

Vote Required

     The affirmative vote of a majority of the votes cast, in person or by proxy, is required for approval of the Plan. Broker non-votes and proxies marked "abstain" with respect to this proposal will be counted towards a quorum but are not considered votes cast.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1992 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of change in ownership of Common Stock of the Company. The same persons are also required by Commission regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year ended December 31, 1998, compliance was made with all Section 16(a) filing requirements applicable to the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities.

                              SHAREHOLDER PROPOSALS

     From time to time, shareholders of the Company submit proposals which they believe should be voted upon at a meeting of shareholders or nominate persons for election to the Board of Directors. The persons named in the accompanying Proxy shall vote in their discretion with respect to any matter that may properly be brought before the Meeting.

     Pursuant to applicable rules under the Exchange Act, shareholder proposals may be eligible for inclusion in the Company's 2000 Proxy Statement. Any such shareholder proposals must be submitted in writing to the Secretary of the Company no later than February 11, 2000. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regards to the detailed requirements of such securities rules. It is suggested that proposals be forwarded by certified mail, return receipt requested.

     Shares of Common Stock represented by Proxies held by persons designated by the Board of Directors shall vote in their discretion with respect to any matter that may properly be brought before the 2000 Annual Meeting about which notice was not received by the Company on or before April 25, 2000 unless the Company announces another date.

                                  OTHER MATTERS

     At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the Meeting. If other matters come before the Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

                                  ANNUAL REPORT

     All shareholders of record as of May 10, 1999 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998. The Form 10-K/A contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1998.

                                     By Order of the Board of Directors,


                                     Robert M. Skelton
                                     Secretary

Dated: May 11, 1998

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             THE NETPLEX GROUP, INC.


Under Section 805 of the Business Corporation Law

              ----------------------------------------------------

     It is certified that:

     FIRST: The name of the Corporation is THE NETPLEX GROUP, INC., F/K/A COMPLINK, LTD. (the "Corporation").

     SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State on August 1, 1986 under the name of COMPLINK, LTD. A Restated Certificate of Incorporation was filed with the Department of State on March 9, 1993. An Amendment to the Certificate of Incorporation was filed on June 12, 1996. An Amendment to the Certificate of Incorporation was filed on September 19, 1996. A Certificate of Correction of the Amendment of the Certificate of Incorporation was filed on October 16, 1996. An Amendment to the Certificate of Incorporation was filed on August 5, 1998. An Amendment to the Certificate of Incorporation was filed on September 30, 1998. An Amendment to the Certificate of Incorporation was filed on September 30, 1998.

     THIRD: The Certificate of Incorporation of the Corporation is hereby amended by inserting a new Article NINTH in its entirety to read as follows and the renumbering the existing Article NINTH to be Article TENTH:


ARTICLE NINTH
                               BOARD OF DIRECTORS

     Section 9.1. Number of Directors.

     (a) The total number of directors on the Board of Directors of the Corporation is six (6). The number of directors may be changed by the by-laws or by the Board of Directors pursuant to the authority provided by the by-laws. The number of directors will not be less than then minimum number prescribed by the New York Business Corporation Law nor more than fifteen (15). The number of directors shall be as fixed or changed from time to time by (i) the Board of Directors, within the minimum and maximum, or (ii) the affirmative vote, at a meeting of the shareholders called for such a purpose, of not less than 75% of the total number of votes of the then outstanding shares of stock of the Corporation entitled to vote, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting.

     (b) In the event of any increase or decrease in the number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly as equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Section 9.2. Terms of Directors.

     The directors shall be classified with respect to the time for which they severally hold office into three classes, Class I, Class II and Class III, with each group containing one-third of the total, as near as may be, and as shall be adjusted from time to time by the Board of Directors of the Corporation to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 2000 annual meeting of shareholders; each initial director in Class II shall hold office for a term expiring at the 2001 annual meeting of shareholders; and each initial director in Class III shall hold office for a term expiring at the 2002 annual meeting of shareholders. Notwithstanding the foregoing provisions of this Section 9, each director shall serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal. At each annual meeting of shareholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director's earlier death, resignation or removal.

     Section 9.3. Initial Directors.

     The names of the persons who will serve as the initial directors of the Corporation in each of the Classes specified below are:

                  Class I directors   - J. Alan Lindauer, Pamela Fredette
                  Class II directors - Deborah Novick, Steven Hanau Class III directors - Gene Zaino, Richard Goldstein

     Section 9.4. Removal of Directors.

     (a) Except as otherwise provided pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any class or series of shares of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause (as defined in Section 9.4(b) hereof) and only by the affirmative vote, at a meeting of the shareholders called for such a purpose, of not less than 75% of the total number of votes of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting. At least 60 days prior to such meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

     (b) For purposes of this Section 9.4, "cause" shall mean (i) conduct as a director of the Corporation or any subsidiary involving dishonesty of a material nature or (ii) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of the director's duties as a director of the Corporation or any subsidiary.

     Section 9.5. Vacancies of the Board of Directors.

     Any vacancy occurring on the Board of Directors resulting from resignation, removal, death, an increase in the number of directors, or otherwise shall be filled only by vote of a majority of the directors then in office, whether or not a quorum, and the term of any directors so chosen shall expire at the next shareholders meeting at which directors are elected and until their successors shall be elected and qualified or until any such director's earlier death, resignation or removal.

     FOURTH: The foregoing amendments to the Certificate of Amendment herein certified were authorized by vote of the Board of Directors followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders of said Corporation duly called and held on the _____ day of __________, 1999, a quorum being present.

     IN WITNESS WHEREOF, we have subscribed this document on _________, 1999 and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

                                    THE NETPLEX GROUP, INC.

                                    By:      ____________________________
                                             Gene Zaino
                                             President

                                    By:      ____________________________
                                             Robert M. Skelton
                                             Secretary

                                                                       EXHIBIT B

                1992 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
                                       OF
                             THE NETPLEX GROUP, INC.

1.   Purpose of the Plan

     This 1992 Incentive and Nonqualified Stock Option Plan (the "Plan") is intended as an incentive, to retain in the employ of The Netplex Group, Inc. (the "Company") and any Subsidiary of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code")), persons of training, experience and ability, to attract new employees whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries.

     It is further intended that certain options granted pursuant to the Plan shall constitute incentive stock options within the meaning of Section 422 of the Code ("Incentive Options") while certain other options granted pursuant to the Plan shall be nonqualified stock options ("Nonqualified Options"). Incentive Options and the Nonqualified Options are hereinafter referred to collectively as "Options".

2.   Administration of the Plan

     The Board of Directors of the Company (the "Board") shall appoint and maintain as administrator of the Plan a Committee (the "Committee") consisting of at least two independent directors of the Company. No person shall be eligible to serve on the Committee unless he is then a "disinterested person" within the meaning of Rule l6b-3 of the Securities and Exchange Commission ("Rule l6b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), if and as Rule l6b-3 is then in effect. The members of the Committee, shall serve at the pleasure of the Board.

     The Committee, subject to Section 3 hereof, shall have full power and authority to designate recipients of Options, to determine the terms and conditions of respective Option agreements (which need not be identical) and to interpret the provisions and supervise the administration of the Plan. Subject to Section 7 hereof, the Committee shall have the authority, without limitation, to designate which Options granted under the Plan shall be Incentive Options and which shall be Nonqualified Options. To the extent any Option does not qualify as an Incentive Option, it shall constitute a separate Nonqualified Option. Notwithstanding any provision in the Plan to the contrary, no Options may be granted under the Plan to any member of the Committee during the term of his membership on the Committee.

     Subject to the provisions of the Plan, the Committee shall interpret the Plan and all Options granted under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defects or supply any omission or reconcile any inconsistency in the Plan or in any Options granted under the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan or any Options into effect. The act or determination of a majority of the Committee shall be deemed to be the act or determination of the Committee and any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority at a meeting duly held. Subject to the provisions of the Plan, any action taken or determination made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties.

3.   Designation of Optionees.

     The persons eligible for participation in the Plan as recipients of Options ("Optionees") shall include only full-time key employees (including full-time key employees who also serve as directors) of the Company or any Subsidiary. In selecting Optionees, and in determining the number of shares to be covered by each Option granted to Optionees, the Committee may consider the office or position held by the Optionee, the Optionee's degree of responsibility for and contribution to the growth and success of the Company or any Subsidiary, the Optionee's length of service, age, promotions, potential and any other factors which the Committee may consider relevant. An employee who has been granted an Option hereunder may be granted an additional Option or Options, if the Committee shall so determine.

4.   Stock Reserved for the Plan.

     Subject to adjustment as provided in Section 7 hereof, a total of Three Million Five Hundred Thousand(3,500,000) shares of common stock, $.001 par value ("Stock"), of the Company shall be subject to the Plan. The shares of Stock subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company or any Subsidiary of the Company, and such amount of shares of Stock shall be and is hereby reserved for such purpose. Any of such shares of Stock which may remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares of Stock to meet the requirements of the Plan. Should any Option expire or be cancelled prior to its exercise in full or should the number of shares of Stock to be delivered upon the exercise in full of an Option be reduced for any reason, the shares of Stock theretofore subject to such Option may again be subject to an Option under the Plan.

5.   Terms and Conditions of Options.

     Options granted under the Plan shall be subject to the following conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

     (a) Option Price. The purchase price of each share of Stock purchasable under an Option shall be determined by the Committee at the time of grant but shall not be less than 100% of the fair market value of such share of Stock on the date the Option is granted in the case of an Incentive Option and not less than 100% of the fair market value of such share of Stock on the date the Option is granted in the case of a non-Incentive Option; provided, however, that with respect to an Incentive Option, in the case of an Optionee who, at the time such Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, then the purchase price per share of Stock shall be at least 110% of the Fair Market Value (as defined below) per share of Stock at the time of grant. The exercise price for each incentive stock option shall be subject to adjustment as provided in Section 7 below. The fair market value ("Fair Market Value") means the closing price of publicly traded shares of Stock on the national securities exchange on which shares of Stock are listed, (if the shares of Stock are so listed) or on the NASDAQ Stock Market System (if the shares of Stock are regularly quoted on the NASDAQ Stock Market System), or, if not so listed or regularly quoted, the mean between the closing bid and asked prices of publicly traded shares of Stock in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Company, or as determined by the Committee in a manner consistent with the provisions of the Code.

     (b) Option Term. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable more than ten years after the date such Option is granted; provided, however, that in the case of an Optionee who, at the time such Option is granted, owns more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, then such Option shall not be exercisable with respect to any of the shares subject to such Option later than the date which is five years after the date of grant.

     (c) Exercisability. Subject to paragraph (j) of this Section 5, Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant, provided, however, that except as provided in paragraphs (f) and (g) of this Section 5, unless a shorter or longer vesting period is otherwise determined by the Committee at grant, Options shall be exercisable as follows: up to one-third (1/3) of the aggregate initial shares of Stock purchasable under an Option shall be exercisable commencing one year after the date of grant, an additional one-third (1/3) of the aggregate initial shares of Stock purchasable under an Option shall be exercisable commencing two years after the date of grant, and the balance of the aggregate initial shares of Stock purchasable under an Option shall be exercisable commencing three years from the date of grant. The Committee may waive such installment exercise provision at any time in whole or in part based on performance and/or such other factors as the Committee may determine in its sole discretion, provided, however, no Option shall be exercisable until more than six months have elapsed from the date of grant of such Option.

     (d) Method of Exercise. Options may be exercised in whole or in part at any time during the option period, by giving written notice to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of Stock owned by the Optionee (based on the Fair Market Value of the Stock on the trading day before the Option is exercised); provided, however, that if such Stock was issued pursuant to the exercise of an Incentive Option under the Plan, the holding requirements for such Stock under the Code shall first have been satisfied. An Optionee shall have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option after (i) the Optionee has given written notice of exercise and has paid in full for such shares and (ii) becomes a shareholder of record.

     (e) Non-transferability of Options. Options are not transferable and may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Option contrary to the provisions hereof shall be void and ineffective and shall give no right to the purported transferee.

     (f) Termination by Death. Unless otherwise determined by the Committee at grant, if any Optionee's employment with the Company or any Subsidiary terminates by reason of death, the Option may thereafter be immediately exercised, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant), by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one year from the date of such death or until the expiration of the stated term of such Option as provided under the Plan, whichever period is shorter.

     (g) Termination by Reason of Disability. Unless otherwise determined by the Committee at grant, if any Optionee' s employment with the Company or any Subsidiary terminates by reason of total and permanent disability as determined under the Company's long term disability policy ("Disability"), any Option held by such Optionee may thereafter be exercised, to the extent it was exercisable at the time of termination due to Disability (or on such accelerated basis as the Committee shall determine at or after grant), but may not be exercised after one year from the date of such termination of employment or the expiration of the stated term of such Option, whichever period is shorter; provided, however, that, if the Optionee dies within such one-year period, any unexercised Option held by such Optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of such death or for the stated term of such Option, whichever period is shorter.

     (h) Termination by Reason of Retirement. Unless otherwise determined by the Committee at grant, if any Optionee's employment with the Company or any Subsidiary terminates by reason of Normal or Early Retirement (as such terms are defined below), any Option held by such Optionee may thereafter be exercised to the extent it was exercisable at the time of such Retirement (as defined below) (or on such accelerated basis as the Committee shall determine at or after grant), but may not be exercised after three months from the date of such termination of employment or the expiration of the stated term of such Option, whichever period is shorter; provided, however, that, if the Optionee dies within such three-month period, any unexercised Option held by such Optionee shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one year from the date of such death or for the stated term of such Option, whichever period is shorter.

     For purposes of this paragraph (h), Normal Retirement shall mean retirement from active employment with the Company or any Subsidiary on or after the normal retirement date specified in the applicable Company or Subsidiary pension plan or if no such pension plan, age 65. Early Retirement shall mean retirement from active employment with the Company or any Subsidiary pursuant to the early retirement provisions of the applicable Company or Subsidiary pension plan or if no such pension plan, age 55. Retirement shall mean Normal or Early Retirement.

     (i) Other Termination. Unless otherwise determined by the Committee at grant, if any Optionee's employment with the Company or any Subsidiary terminates for any reason other than death, Disability or Retirement, the Option shall thereupon terminate, except that the exercisable portion of any Option which was exercisable on the date of such termination of employment may be exercised for the lesser of three months from the date of termination or the balance of such Option's term if the Optionee's employment with the Company or any Subsidiary is involuntarily terminated by the Optionee's employer without Cause. Cause shall mean a felony conviction or the failure of an Optionee to contest prosecution for a felony or an Optionee's willful misconduct or dishonesty, any of which is harmful to the business or reputation of the Company or any Subsidiary. The transfer of an Optionee from the employ of the Company to a Subsidiary, or vice versa, or from one Subsidiary to another, shall not be deemed to constitute a termination of employment for purposes of the Plan.

     (j) Limit on Value of Incentive Option. The aggregate Fair Market Value, determined as of the date the Option is granted, of the Stock for which Incentive Options are exercisable for the first time by any Optionee during any calendar year under the Plan (and/or any other stock option plans of the Company or any Subsidiary) shall not exceed $100,000.

     (k) Transfer of Incentive Option Shares. The stock option agreement evidencing any Incentive Options granted under this Plan shall provide that if the Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares of Stock issued to him pursuant to his exercise of an Incentive Option granted under the Plan within the two-year period commencing on the day after the date of the grant of such Incentive Option or within a one-year period commencing on the day after the date of transfer of the share or shares to him pursuant to the exercise of such Incentive Option, he shall, within ten days of such disposition, notify the Company thereof and immediately deliver to the Company any amount of federal income tax withholding required by law.

6.   Term of Plan.

     No Option shall be granted pursuant to the Plan on or after the tenth anniversary of the date the Plan is approved by the Board, but Options granted may extend beyond that date.

7.   Capital Change of the Company.

     In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares reserved for issuance under the Plan and in the number and option price of shares subject to outstanding Options granted under the Plan, to the end that after such event each Optionee's proportionate interest shall be maintained as immediately before the occurrence of such event.

8.   Purchase for Investment.

     Unless the Options and shares covered by the Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person exercising an Option under the Plan may be required by the Company to give a representation in writing that he is acquiring the shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

9.   Taxes.

     The Company may make such provisions as it may deem appropriate, consistent with applicable law, in connection with any Options granted under the Plan with respect to the withholding of any taxes or any other tax matters.

10.  Effective Date of Plan.

     The Plan shall be effective on the date it is approved by the Board, provided however that the Plan shall subsequently be approved by majority vote of the Company's shareholders in the manner contemplated by Rule l6b-3 of the Act within one (1) year from the date approved by the Board.

11.  Amendment and Termination.

     The Board may amend, suspend, or terminate the Plan, except that no amendment shall be made which would impair the right of any Optionee under any Option theretofore granted without his consent. The Board, in its discretion, may require any Plan amendments to be submitted for approval by the shareholders of the Company, including, but not limited to, cases in which such approval is deemed necessary for compliance with Section 162(m) or other requirements of the Code or with the requirements of Nasdaq or any listing exchange, or to secure exemption from Section 16(b) of the Securities Exchange Act of 1934.

     The Committee may amend the terms of any Option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Optionee without his consent. The Committee may also substitute new Options for previously granted Options, including options granted under other plans applicable to the participant and previously granted Options having higher option prices, upon such terms as the Committee may deem appropriate.

12.  Government Regulations.

     The Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     The Company intends that the Plan meet the requirements of Rule l6b-3 and that transactions of the type specified in subparagraphs (0 and (f) of Rule l6b-3 by officers of the Company (whether or not they are directors) pursuant to the Plan will be exempt from the operation of Section 16(b) of the Act. In all cases, the terms, provisions, conditions and limitations of the Plan shall be construed and interpreted consistent with the Company's intent as stated in this
Section 13.

14.  General Provisions.

     (a) Certificates. All certificates for shares of Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

     (b) Employment Matters. The adoption of the Plan shall not confer upon any Optionee of the Company or any Subsidiary, any right to continued employment (or, in case the Optionee is also a director, continued retention as a director) with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any of its employees at any time.

     (c) Limitation of Liability. No member of the Board or the Committee, or any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

     (d) Registration of Options. Notwithstanding any other provision in the Plan, no Option may be exercised unless and until the Stock to be issued upon the exercise thereof has been registered under the Securities Act of 1933 and applicable state securities laws, or are, in the opinion of counsel to the Company, exempt from such registration. The Company shall not be under any obligation to register under applicable federal or state securities laws any Stock to be issued upon the exercise of an Option granted hereunder, or to comply with an appropriate exemption from registration under such laws in order to permit the exercise of an Option and the issuance and sale of the Stock subject to such Option however, the Company may in its sole discretion register such Stock at such time as the Company shall determine. If the Company chooses to comply with such an exemption from registration, the Stock issued under the Plan may, at the direction of the Committee, bear an appropriate restrictive legend restricting the transfer or pledge of the Stock represented thereby, and the Committee may also give appropriate stop-transfer instructions to the transfer agent to the Company.


                             THE NETPLEX GROUP, INC.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR
             DIRECTORS LISTED BELOW AND "FOR" PROPOSALS 2 THROUGH 6


1. The approval of the amendment to our Certificate of Incorporation which would stagger the terms of the members of the Board of Directors so that only one-third of the directors are elected annually:

2. The election of Directors of the persons listed below to serve for the terms set forth in Proposal I, or if Proposal I is not approved, until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified:

         FOR all nominees listed            WITHHOLD AUTHORITY
         Below (except as marked            to vote for all nominees
         To the contrary below)             listed below

Nominees: Gene F. Zaino, Deborah S. Novick, Richard L. Goldstein, Pamela Fredette, Steven L. Hanau, and J. Alan Lindauer

(Instruction: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

3. The approval of the Issuance of Common Stock necessary to complete the private placement to the investors who purchased a prepaid warrant for our Common Stock;

4. The approval of the issuance of Common Stock on the conversion of the Company's Class C preferred Stock;

5. The approval of an amendment to our 1992 Incentive and Nonqualified Stock Option Plan (the "Plan") to provide for an increase in the number of shares of Common Stock authorized for issuance pursuant to the Plan from 3,000,000 to 3,500,000 shares and to vest authority to amend the Plan solely in the Board of Directors;

6. The approval of a proposal to transact such other business as may properly be brought before the Meeting or any adjournment thereof.



SIGNATURE (S) _________________________________________________ Date
___________________ Please sign exactly as your name appears on the certificate or certificates representing shares to be voted by this proxy. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the signer is a corporation, the full corporate name should be signed by a duly authorized officer.

                    REVOCABLE PROXY - THE NETPLEX GROUP, INC.
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                      FOR THE ANNUAL MEETING OF SHREHOLDERS

     The undersigned hereby appoints Gene Zaino and Robert Skelton, and each of them, proxies, with full powers of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock, $.001 par value, (the "Common Stock"), of The Netplex Group, Inc. (the "Company" or "Netplex"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") and any adjournment thereof. The Annual Meeting will be held at The Executive Conference Center, 8201 Greensboro Drive, Conference Room 3, McLean, Virginia 22102, on June 9, 1999, at 11:00a.m., local time.

     The shares represented by this proxy will be voted as directed by the undersigned. IF NO INSTRUCTIONS ARE SPECIFIED, THE UNDERSIGNED'S VOTE WILL BE CAST "FOR" THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 2, "FOR" PROPOSALS 1 AND 3 THROUGH 6 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS PRESENTED AT THE ANNUAL MEETING. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

     The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company wither a written revocation of the proxy or a duly elected proxy bearing a later date, or by appearing at the Annual Meeting and voting the shares subject to the proxy by written ballot.

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.